Exhibit 10.26

CONSULTING AGREEMENT

             I.           PARTIES

                           The parties to this Consulting Agreement (the "Agreement") are BYL BANCORP, a California Corporation (“BYL”), BYL BANK GROUP, a California banking corporation and wholly-owned subsidiary of BYL (the "Bank"), and ROBERT UCCIFERRI, an individual ("Consultant").

             II.          RECITALS

                           Consultant is possessed of experience and talents in the management field which will be useful to BYL and the Bank in the conduct of its financial institution enterprise (the "Business").

             III.        HIRING

                           Upon the terms and conditions set forth herein and upon the Consultant’s resignation of employment from BYL and the Bank, and the termination of his employment agreement with the Bank dated November 28, 1995, the Bank hereby hires Consultant as an independent contractor of the Bank, not as an employee, and Consultant agrees to provide services to Bank as described herein.

             IV.        DUTIES OF CONSULTANT

                           Consultant agrees to provide business development, customer retention, customer development, and management consulting services as requested by the President and Chief Executive Officer of BYL and/or the Bank.  Consultant agrees to devote such time as is reasonably required for the performance of these services, including but not limited to attendance at Board meetings and such committee meetings as requested by the Board of Directors or the President and Chief Executive Officer, and work with the officers of BYL and the Bank to develop and implement customer retention and business development strategies as requested by the President and Chief Executive Officer.  Consultant agrees that, to the best of his ability and experience, he will at all times loyally and conscientiously perform all of the duties and obligations either expressly or implicitly required of him by the terms of this Agreement.

             V.          TERM AND COMMENCEMENT DATE

                           Subject to "IX. TERMINATION" below, the term of this Agreement shall commence on _________, _____ ("Commencement Date") and will terminate on December 31, 2003 (the "Term"), subject to renewal upon such terms and conditions as shall be agreed upon by BYL, the Bank and Consultant.

             VI.        DEATH

                           If Consultant shall die during the Term, Bank shall continue to make such monthly payments to Consultant’s surviving spouse for the remaining Term as provided in Paragraph V above.  If Executive is not survived by any spouse, said payments shall be made to the duly qualified personal representative, executor or administrator of his estate.

             VII.       COMPENSATION

                           (a)         Bank agrees to pay Consultant and Consultant agrees to accept as payment for his services to be performed in accordance with this Agreement a consulting fee in the amount of $5,391.67 per month, or $64,700 per year ("Base Annual Compensation") commencing on the Commencement Date payable semi-monthly.  In addition, during the term of this Agreement, Bank agrees to continue payment for coverage of Consultant and his spouse under current (or substantially similar) medical, dental and life insurance policies under which Consultant was previously covered as an employee benefit during this employment as President and Chief Executive Officer of BYL Bank Group, if Consultant is eligible under the terms of any such plans.  Bank agrees to pay Consultant and Consultant agrees to accept the consulting fee under this consulting arrangement with the Bank as payment for his services to be performed in accordance with this Agreement.

                           (b)        The Bank will expense on a discounted cash flow basis any and all payments needed to fully fund Consultant’s Salary Continuation Agreement, which the parties acknowledge is in full force and effect, estimated to be a pre-tax payment of approximately $100,000.  Over the next three years, the Bank agrees to book the remaining accruals to reach the $434,862 retirement liability, estimated to be $97,577.  The Bank shall take no action to jeopardize Consultant’s Salary Continuation Agreement.  The Bank and Consultant agree to make any necessary amendments to Consultant’s Salary Continuation Agreement to accommodate the changes contemplated in this Agreement, and after December 31, 2003, Consultant shall begin to receive payments for ten years as provided in Consultant’s Salary Continuation Agreement, as amended.

             VIII.      TIME

                           Consultant shall be required to devote such time as is necessary to the performance of his duties as Consultant of Bank.  Consultant may, without the prior written consent of Bank, render services directly or indirectly, of a business or commercial nature, to any other person or organization, provided such other person or organization does not compete, directly or indirectly with the business of the Bank.

             IX.        TERMINATION

                           Automatic Termination.  This Agreement automatically terminates if Bank is closed by or taken over by the California Commissioner of Financial Institutions, the Federal Deposit Insurance Corporation or any other supervisory authority; but in no event shall Consultant's obligations under this Agreement terminate as a result of a sale of assets, acquisition, merger or other like transaction involving Bank, whether or not Bank is the surviving or resulting bank following such a transaction.

                           The Bank or the Consultant may terminate this Consulting Agreement at any time.  If Bank terminates this Consulting Agreement, Bank shall immediately pay to Consultant the amount due under this Consulting Agreement through the remainder of the Term.  If Consultant terminates this Consulting Agreement, then Consultant shall not receive any further payments under this Consulting Agreement.  The termination of this Consulting Agreement will not affect the Bank’s obligations under Consultant’s Salary Continuation Agreement.

             X.         OWNERSHIP OF CUSTOMER RECORDS

                           All records of the accounts of customers, and any other records and books relating in any manner whatsoever to the customers of the Bank, whether prepared by Consultant or otherwise coming into his possession, shall be the exclusive property of Bank regardless of who actually purchased the original book or record.  All such books and records shall be immediately returned to the Bank by Consultant upon the termination of this Agreement.

             XI.        CONFIDENTIAL INFORMATION

                           Without the prior written permission of the Bank in each case, Consultant shall not publish, disclose or make available to any other person, firm or corporation, either during or after the termination of this Agreement, any confidential information which Consultant may obtain during the Term, or which Consultant may create prior to the end of the Term relating to the business of the Bank, or to the business of any customer or supplier of any of them; provided, however, Consultant may use such information during the Term for the benefit of the Bank.  Prior to or at the termination of this Agreement, Consultant shall return all documents, files, notes, writings and other tangible evidence of such confidential information to the Bank.

             XII.       MISCELLANEOUS

                           A.         Assignment and Modification.  This Agreement and the rights and duties hereunder may not be assigned by any party hereto without the prior written consent of the other and the parties expressly agree that any attempt to assign the rights of any party hereunder without such consent will be null and void, provided, however, that a merger or consolidation into or with another corporation, or reorganization, or sale of substantially all of its and/or their assets to another corporation, firm or person shall not be deemed an assignment for purposes of this paragraph.

                           B.          Further Assurance.  From time to time each party will execute and deliver such further instruments and will take such other action as any other party reasonably may request in order to discharge and perform their obligations and agreements hereunder.

                           C.          Form of Documents.  All instruments, certificates, and other documents to be executed and delivered under this Agreement by any party to the other party shall be in a form satisfactory to the other party.

                           D.         Successors.  This Agreement shall be binding upon, and shall inure to the benefit of, the successors and assigns of the parties.

                           E.          Entire Agreement.  Except as provided herein, this Agreement is the entire agreement between the parties, and hereby supercedes any and all prior written or oral negotiations, representations, understandings or agreements between the parties.

                           F.          Governing Law.  This Agreement shall be construed in accordance with California law.

                           G.          Executed Counterparts.  This Agreement may be executed in one or more counterparts, all of which together shall constitute a single agreement and each of which shall be an original for all purposes.

                           H.         Section Headings.  The various section headings are inserted for convenience of reference only, and shall not affect the meaning or interpretation of this Agreement or any section thereof.

                           I.           Calendar Days; Close of Business.  Unless the context otherwise requires, all periods terminating on a given day, period of days, or date shall terminate on the close of business on that day or date and references to "days" shall refer to calendar days.

                           J.           Severability.  In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions or portions thereof, shall not be affected thereby.

                           K.         Attorneys' Fees.  In the event that any party shall bring an action in connection with the performance, breach, or interpretation hereof, then the prevailing party in such action as determined by the court having jurisdiction, shall be entitled to recover from the losing party in such action, as determined by the courts having jurisdiction, all reasonable attorney’s fees, court costs, costs of investigation and other costs reasonably related to such litigation, in such amounts as may be determined in the discretion of the court having jurisdiction.

             XIV.     EXECUTION

                           This Agreement is executed at ___________, California, to be effective as of the Commencement Date.

BYL:	BYL BANCORP.

By:

H. Rhoads Martin,
Chairman of the Board

By:

John Myers,
Secretary

BANK:	BYL BANK GROUP

By:

H. Rhoads Martin,
Chairman of the Board

By:

John Myers,
Secretary

CONSULTANT:	ROBERT UCCIFERRI